UNITED STATES                  OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION   OMB Number:3235-0058
                            Washinton, D.C. 20549         Expires: May 31,1997
                                                          Estimated average
                                 FORM 12b-25              burden hours per
                                                          response......2.50
                        NOTIFICATION OF LATE FILING         SEC FILE NUMBER
                                                                 0-21548
(check one) Form10-K  Form 20-F  Form 11-K  XForm 10-Q  Form N-SAR
                                                              CUSIP NUMBER
   For Period Ending: December 31, 1996                           ----
   < > Transition Report on Form 10-K
   < > Transition Report on Form 20-F
   < > Transition Report on Form 11-K
   < > Transition Report on Form 10-Q
   < > Transition Report on Form N-SAR
   For the Transition Period Ended:

   Read Instructions (on back page) Before Preparing Form.
                  Please Print or Type
Nothing in this form shall be construed to imply thath the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant
               SYNTHETIC INDUSTRIES, L.P.
Former Name, if Applicable
               NOT APPLICABLE
Address of Principal Executive Office (Street and Number)
               309 LAFAYETTE ROAD
City, State and Zip Code
               CHICKAMAUGA, GEORGIA 30707

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on
 |X| Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-Q for the fiscal quarter ended December 31, 1996, cannot be filed within the prescribed time period because due to the Registrant's subsidary's initial public offering effected during the quarter, as a result of which the Registrant is no longer the sole stockholder of such subsidary, the Registrant's reporting, disclosure and presentation requirements are more complex. The Registrant is completing its research with respect to such requirements to insure a fair presentation of the financial statements.
The Registrant believes that the required financial information cannot be provided prior to the prescribed due date for the Form 10-Q without unreasonable effort or expense. The Registrant intends to file the Form 10-Q no later than February 19,1997, which is the fifth calendar day following the prescribed due date of February 14, 1997.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.
       Joseph Sinicropi         706               375-3121 Ext 1400
           (Name)           (Area Code)           (Telephone Number)
(2)  Have all other periodic reports required under Section 13 of 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
     filed? If answer is no, indentify report(s).           X Yes    __ No
(3) Is it anticipated that any significant change in results  of operations
    from the corresponding period for the   last fiscal year will be reflected
    by the earnings statements to be included in the subject report or portion
    thereof?      __ Yes  X No
    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            SYNTHETIC INDUSTRIES, L.P.
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 13, 1997      By: SI Management L.P., General Partner
                                  Synthetic Management G.P. General Partner
                                  Chill Investments, Managing General Partner
                                       /s/ Leonard Chill
                                    Leonard Chill, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly arthorized representative. The name and title of the person signing the form shall be typed or printed beneath the signiture. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                 ATTENTION
Intentional misstatements or ommissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

                           GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25(17 CFR 240.12b-25)     of the General
     Rules and Regulations under the Securities Exchange Act of 1934.

2.   One signed original and four conformed copies of this  form and amendments
     thereto must be completed and filed     with the Securities and Exchange
     Commission,    Washington, D.C. 20549, in accordance with Rule 0-3 of the
     General Rules and Regulations under the Act. The information contained in or filed with the form will made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notificaiton.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (S232.201 or s232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (s232.13(b) of this chapter).